                  SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549

                             SCHEDULE 13D

              Under the Securities Exchange Act of 1934
                    (Amendment No. 1            )*

                    PACIFIC PHARMACEUTICALS, INC.
                    _____________________________
                           (Name of Issuer)


                COMMON STOCK, $.02 PAR VALUE PER SHARE
                ______________________________________
                    (Title of Class of Securities)


                              69475 41 02
                            (CUSIP Number)


              Norman J. Gantz, Neal, Gerber & Eisenberg
          Two North LaSalle Street, Chicago, Illinois 60602
          _________________________________________________
            (Name, Address and Telephone Number of Person
          Authorized to Receive Notices and Communications)


                          December 10, 1997
                          _________________
                    (Date of Event which Requires
                      Filing of this Statement)



If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box .

NOTE:   Six  copies  of this statement, including  all  exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosure provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                            (Continued on following page(s))
                                    Page 1 of 5 Pages

CUSIP NO. 69475 41 02                 13D                   Page 2 of 5 Pages
_____________________________________________________________________________

1    NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Lou Weisbach

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                      (a) / /
                                                                      (b) / /
3    SEC USE ONLY

4    SOURCE OF FUNDS (See Instructions)

        PF

5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) OR 2(e)                                                         / /

6    CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

   NUMBER           7   SOLE VOTING POWER
  OF SHARES                   894,100
BENEFICIALLY
   OWNED BY         8   SHARED VOTING POWER
     EACH                     0
  REPORTING
    PERSON          9   SOLE DISPOSITIVE POWER
     WITH                     894,100

                    10 SHARED DISPOSITIVE POWER
                             0

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         894,100

12   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (See Instructions)
                                                                          / /

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11).
         10.7%

14   TYPE OF REPORTING PERSON (See Instructions)
         IN

CUSIP No. 69475 41 02          SCHEDULE 13D                    Page 3 of 5
__________________________________________________________________________

               ONLY THOSE ITEMS AMENDED ARE REPORTED HEREIN

     UNLESS OTHERWISE DEFINED, ALL CAPITALIZED TERMS USED HEREIN SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE INITIAL SCHEDULE 13D FILED BY THE REPORTING PERSON.

This statement constitutes Amendment No. 1 to the Statement on Schedule 13D filed January 8, 1997 on behalf of Lou Weisbach (the "Reporting Person") in connection with the beneficial ownership of the Common Stock, $.02 par value (the "Shares"), of Pacific Pharmaceuticals, Inc., a Delaware corporation (the "Company").

      ITEM 1. SECURITY AND ISSUER. Item 1 is hereby amended and restated in its entirety to read as follows:

          This statement relates to the common stock, $.02 par value per share (the "Common Stock"), of Pacific Pharmaceuticals, Inc., a Delaware corporation, which has its principal executive offices at 6730 Mesa Ridge Road, Suite A, San Diego, California 92121.


      ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION. Item 3 is hereby amended and restated in its entirety to read as follows:

          The Reporting Person used personal funds to acquire the 894,100 shares of Common Stock beneficially owned by him as of December 23, 1997.


      ITEM 5. INTEREST IN SECURITIES OF THE ISSUER. Item 5 is hereby amended and restated in its entirety to read as follows:

     (a)  Beneficially Owned:

          There are currently 8,392,279 outstanding shares of Common Stock, $.02 par value per share, based on the Company's most recent filing on Form 10-Q. As of December 23, 1997, the Reporting Person beneficially owned 894,100 shares of Common Stock or, to the best of his knowledge, approximately 10.7% of the issued and outstanding shares of Common Stock. Please refer to EXHIBIT A for the list of purchases and sales during the sixty
          (60) days prior to this reporting event.

          As  of November 21, 1997, the Reporting Person beneficially owned 802,100 shares of Common Stock or, to the best of his knowledge, approximately 9.6% of the issued and outstanding shares of Common Stock. (As of November 21, 1997, there were 8,392,279 outstanding shares of Common Stock, $.02 par value per share, based on the Company's then most recent filing on Form 10-Q.) Please refer to EXHIBIT B for the list of purchases and sales during the sixty (60) days prior to this reporting event.

          As  of  August 12, 1997, the Reporting Person  beneficially owned 697,800 shares of Common Stock or, to the best of his knowledge, approximately 8.6% of the issued and outstanding shares of Common Stock. (As of August 12, 1997, there were 8,132,279 outstanding shares of Common Stock, $.02 par value per share, based on the Company's then most recent filing on Form 10-Q.) Please refer to EXHIBIT C for the list of purchases and sales during the sixty (60) days prior to this reporting event.

CUSIP No. 69475 41 02          SCHEDULE 13D                    Page 4 of 5
__________________________________________________________________________

          As of June 10, 1997, the Reporting Person beneficially owned 619,600 shares of Common Stock or, to the best of his knowledge, approximately 7.6% of the issued and outstanding shares of Common Stock. (As of June 10, 1997, there were 8,132,279 outstanding shares of Common Stock, $.02 par value per share, based on the Company's then most recent filing on Form 10-Q.) Please refer to EXHIBIT D for the list of purchases and sales during the sixty
          (60) days prior to this reporting event.

     (b) The Reporting Person has the sole power to vote and the sole power to dispose of all 894,100 shares of Common Stock beneficially owned by him.

     (c)  Please refer to EXHIBIT A for a response to this item.

     (d)  None.

     (e)  Not applicable.

CUSIP No. 69475 41 02          SCHEDULE 13D                    Page 5 of 5
__________________________________________________________________________

                                SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  December 23, 1997


                              /s/ Lou Weisbach
                              ________________
                              Lou Weisbach

CUSIP No. 69475 41 02          SCHEDULE 13D              Exhibit A- Page 1
__________________________________________________________________________

For the period of time 60 days prior to the reporting event through the date hereof, the Reporting Person effected the following open market purchases and sales of shares of Common Stock through his brokers:

  DATE OF             TYPE OF           AMOUNT OF        PRICE
TRANSACTION         TRANSACTION        SECURITIES       PER SHARE

10/22/97            Purchase            2,500             1.560
10/22/97            Purchase            2,000             1.630
10/22/97            Purchase            2,500             1.625
10/28/97            Purchase            2,000             1.560
10/29/97            Purchase            1,000             1.630
10/29/97            Purchase            1,000             1.630
10/29/97            Purchase            1,200             1.560
10/29/97            Purchase            1,500             1.670
10/29/97            Purchase            2,000             1.500
10/30/97            Purchase            1,000             1.630
10/30/97            Purchase            1,500             1.560
10/31/97            Purchase           10,000             1.540
11/3/97             Purchase              900             1.625
11/3/97             Purchase              100             1.5625
11/4/97             Purchase            1,500             1.690
11/5/97             Purchase            1,000             1.560
11/5/97             Purchase            1,400             1.500
11/5/97             Purchase            3,600             1.560
11/5/97             Purchase            6,500             1.690
11/5/97             Purchase              100             1.6875
11/5/97             Purchase            1,400             1.750
11/6/97             Purchase            2,000             1.500
11/10/97            Purchase            3,500             1.440
11/11/97            Purchase            1,500             1.560
11/11/97            Purchase            1,500             1.560
11/11/97            Purchase            1,500             1.500
11/11/97            Purchase            3,000             1.440
11/11/97            Purchase            4,000             1.440
11/11/97            Purchase              100             1.500
11/11/97            Purchase              200             1.4375
11/11/97            Purchase              800             1.4375
11/11/97            Purchase            1,900             1.5625
11/12/97            Purchase            2,000             1.375
11/12/97            Purchase              500             1.375
11/12/97            Purchase              500             1.375
11/14/97            Purchase              800             1.310
11/14/97            Purchase            1,000             1.380
11/14/97            Purchase            1,000             1.630
11/14/97            Purchase            1,000             1.500
11/14/97            Purchase            1,500             1.440
11/14/97            Purchase            2,000             1.560
11/14/97            Purchase            2,000             1.310
11/14/97            Purchase            2,200             1.380
11/14/97            Purchase            2,500             1.380
11/14/97            Purchase            3,500             1.440
11/14/97            Purchase            5,500             1.500
11/17/97            Purchase              500             1.380
11/17/97            Purchase            1,000             1.500
11/17/97            Purchase            1,000             1.380
11/17/97            Purchase            1,000             1.310
11/17/97            Purchase            1,000             1.500
11/17/97            Purchase            1,000             1.310
11/17/97            Purchase            2,000             1.440
11/17/97            Purchase            2,500             1.440
11/17/97            Purchase            3,500             1.310
11/17/97            Purchase            4,500             1.440
11/17/97            Purchase            1,900             1.3125
11/17/97            Purchase              100             1.250
11/18/97            Purchase            2,500             1.190
11/18/97            Purchase            5,000             1.130
11/18/97            Purchase            9,100             1.060
11/19/97            Purchase            2,000             1.250
11/19/97            Purchase            2,500             1.310

\CUSIP No. 69475 41 02          SCHEDULE 13D               Exhibit A- Page 2
____________________________________________________________________________

  DATE OF             TYPE OF           AMOUNT OF         PRICE
TRANSACTION         TRANSACTION        SECURITIES       PER SHARE

11/19/97            Purchase            5,000             1.190
11/19/97            Purchase              100             1.3125
11/19/97            Purchase            1,400             1.3125
11/20/97            Purchase            1,000             1.310
11/20/97            Purchase            1,500             1.250
11/20/97            Purchase            2,000             1.250
11/21/97            Purchase              900             1.250
11/21/97            Purchase            1,600             1.310
11/21/97            Purchase            7,500             1.310
11/21/97            Purchase            7,500             1.420
11/21/97            Purchase            8,000             1.330
11/21/97            Purchase              500             1.500
11/21/97            Purchase            1,000             1.500
11/25/97            Purchase            1,000             1.250
11/26/97            Purchase            1,000             1.380
11/26/97            Purchase            1,000             1.500
11/26/97            Purchase            1,000             1.500
11/26/97            Purchase            1,500             1.440
11/26/97            Purchase            2,000             1.380
11/26/97            Purchase            7,500             1.440
12/1/97             Purchase            4,300             1.630
12/1/97             Purchase            3,200             1.500
12/1/97             Purchase            1,500             1.500
12/1/97             Purchase           10,500             1.570
12/2/97             Purchase            1,500             1.440
12/4/97             Purchase            1,500             1.440
12/4/97             Purchase              500             1.375
12/4/97             Purchase            2,500             1.4375
12/4/97             Purchase            1,500             1.4375
12/4/97             Purchase            2,000             1.4375
12/4/97             Purchase            2,500             1.375
12/4/97             Purchase           10,000             1.375
12/4/97             Purchase            5,000             1.250
12/5/97             Purchase              500             1.250
12/5/97             Purchase            4,500             1.310
12/5/97             Purchase            5,500             1.250
12/5/97             Purchase            1,000             1.1875
12/8/97             Purchase            2,700             1.130
12/8/97             Purchase            1,800             1.190
12/8/97             Purchase            1,000             1.130
12/8/97             Purchase            2,500             1.250
12/10/97            Purchase            1,500             1.190
12/10/97            Purchase            2,000             1.130
12/11/97            Purchase            4,000             1.130
12/11/97            Purchase              500             1.130
12/11/97            Purchase            2,000             1.190
12/16/97            Sale                  500             1.063
12/16/97            Purchase            1,500             1.125

CUSIP No. 69475 41 02          SCHEDULE 13D              Exhibit B- Page 1
__________________________________________________________________________

For the period of time 60 days prior to the reporting event through the date of the reporting event, the Reporting Person effected the following open market purchases of shares of Common Stock through his brokers:

  DATE OF             TYPE OF           AMOUNT OF         PRICE
TRANSACTION         TRANSACTION        SECURITIES       PER SHARE

09/22/97            Purchase            1,500             1.750
09/22/97            Purchase            1,000             1.750
09/23/97            Purchase              800             1.810
09/23/97            Purchase              700             1.750
09/24/97            Purchase            1,000             1.750
09/24/97            Purchase              500             1.750
09/25/97            Purchase            1,000             1.690
09/26/97            Purchase            1,300             1.750
09/26/97            Purchase            1,200             1.630
09/26/97            Purchase            1,500             1.810
09/26/97            Purchase            1,500             1.810
09/30/97            Purchase            1,000             1.880
10/08/97            Purchase            1,500             1.690
10/22/97            Purchase            2,500             1.560
10/22/97            Purchase            2,000             1.630
10/22/97            Purchase            2,500             1.625
10/28/97            Purchase            2,000             1.560
10/29/97            Purchase            1,000             1.630
10/29/97            Purchase            1,000             1.630
10/29/97            Purchase            1,200             1.560
10/29/97            Purchase            1,500             1.670
10/29/97            Purchase            2,000             1.500
10/30/97            Purchase            1,000             1.630
10/30/97            Purchase            1,500             1.560
10/31/97            Purchase           10,000             1.540
11/3/97             Purchase              900             1.625
11/3/97             Purchase              100             1.5625
11/4/97             Purchase            1,500             1.690
11/5/97             Purchase            1,000             1.560
11/5/97             Purchase            1,400             1.500
11/5/97             Purchase            3,600             1.560
11/5/97             Purchase            6,500             1.690
11/5/97             Purchase              100             1.6875
11/5/97             Purchase            1,400             1.750
11/6/97             Purchase            2,000             1.500
11/10/97            Purchase            3,500             1.440
11/11/97            Purchase            1,500             1.560
11/11/97            Purchase            1,500             1.560
11/11/97            Purchase            1,500             1.500
11/11/97            Purchase            3,000             1.440
11/11/97            Purchase            4,000             1.440
11/11/97            Purchase              100             1.500
11/11/97            Purchase              200             1.4375
11/11/97            Purchase              800             1.4375
11/11/97            Purchase            1,900             1.5625
11/12/97            Purchase            2,000             1.3750
11/12/97            Purchase              500             1.3750
11/12/97            Purchase              500             1.3750
11/14/97            Purchase              800             1.310
11/14/97            Purchase            1,000             1.380
11/14/97            Purchase            1,000             1.630
11/14/97            Purchase            1,000             1.500
11/14/97            Purchase            1,500             1.440
11/14/97            Purchase            2,000             1.560
11/14/97            Purchase            2,000             1.310
11/14/97            Purchase            2,200             1.380
11/14/97            Purchase            2,500             1.380
11/14/97            Purchase            3,500             1.440
11/14/97            Purchase            5,500             1.500
11/17/97            Purchase              500             1.380
11/17/97            Purchase            1,000             1.500
11/17/97            Purchase            1,000             1.380
11/17/97            Purchase            1,000             1.310
11/17/97            Purchase            1,000             1.500
11/17/97            Purchase            1,000             1.310
11/17/97            Purchase            2,000             1.440

CUSIP No. 69475 41 02          SCHEDULE 13D              Exhibit B- Page 2
__________________________________________________________________________

  DATE OF             TYPE OF           AMOUNT OF         PRICE
TRANSACTION         TRANSACTION        SECURITIES       PER SHARE

11/17/97            Purchase            2,500             1.440
11/17/97            Purchase            3,500             1.310
11/17/97            Purchase            4,500             1.440
11/17/97            Purchase            1,900             1.3125
11/17/97            Purchase              100             1.250
11/18/97            Purchase            2,500             1.190
11/18/97            Purchase            5,000             1.130
11/18/97            Purchase            9,100             1.060
11/19/97            Purchase            2,000             1.250
11/19/97            Purchase            2,500             1.310
11/19/97            Purchase            5,000             1.190
11/19/97            Purchase              100             1.3125
11/19/97            Purchase            1,400             1.3125
11/20/97            Purchase            1,000             1.310
11/20/97            Purchase            1,500             1.250
11/20/97            Purchase            2,000             1.250
11/21/97            Purchase              900             1.250
11/21/97            Purchase            1,600             1.310
11/21/97            Purchase            7,500             1.310
11/21/97            Purchase            7,500             1.420
11/21/97            Purchase            8,000             1.330
11/21/97            Purchase              500             1.500
11/21/97            Purchase            1,000             1.500

CUSIP No. 69475 41 02          SCHEDULE 13D              Exhibit C- Page 1
__________________________________________________________________________

For the period of time 60 days prior to the reporting event through the date of the reporting event, the Reporting Person effected the following open market purchases and sales of shares of Common Stock through his brokers:

  DATE OF             TYPE OF           AMOUNT OF         PRICE
TRANSACTION         TRANSACTION        SECURITIES       PER SHARE

06/13/97            Purchase            1,000             1.375
06/17/97            Purchase            1,000             1.313
06/17/97            Purchase            1,500             1.380
06/17/97            Purchase            1,000             1.380
06/18/97            Purchase            1,000             1.380
06/19/97            Purchase            1,500             1.310
06/19/97            Purchase              100             1.313
06/19/97            Purchase              200             1.313
06/19/97            Purchase              700             1.313
06/20/97            Purchase            1,500             1.375
06/20/97            Purchase            1,500             1.310
06/23/97            Purchase            1,000             1.313
06/23/97            Purchase            1,000             1.440
06/24/97            Purchase            1,000             1.560
06/24/97            Purchase            1,000             1.500
06/24/97            Purchase            2,000             1.500
06/24/97            Purchase            1,000             1.440
06/25/97            Purchase            1,500             1.438
06/25/97            Purchase            1,000             1.563
06/26/97            Purchase            1,500             1.375
06/26/97            Purchase            1,500             1.438
06/26/97            Purchase            2,000             1.375
06/26/97            Purchase            1,000             1.375
06/27/97            Purchase            1,000             1.500
07/01/97            Purchase              500             1.440
07/02/97            Purchase            1,500             1.440
07/02/97            Purchase            1,000             1.440
07/02/97            Purchase            2,000             1.438
07/02/97            Purchase            1,000             1.438
07/03/97            Purchase            1,000             1.500
07/03/97            Purchase            1,000             1.440
07/07/97            Purchase            1,000             1.500
07/08/97            Purchase            1,000             1.500
07/09/97            Purchase            1,500             1.440
07/09/97            Purchase            1,500             1.500
07/09/97            Purchase              500             1.380
07/10/97            Purchase            1,000             1.375
07/10/97            Purchase              500             1.440
07/11/97            Purchase            1,000             1.438
07/11/97            Purchase              800             1.438
07/11/97            Purchase              500             1.438
07/11/97            Purchase              500             1.375
07/11/97            Purchase              200             1.375
07/11/97            Purchase            1,000             1.500
07/11/97            Purchase            1,000             1.380
07/11/97            Purchase            1,500             1.500
07/11/97            Purchase            2,500             1.500
07/11/97            Purchase            1,000             1.380
07/14/97            Purchase            1,000             1.380
07/14/97            Purchase            2,000             1.380
07/15/97            Purchase            1,000             1.440
07/16/97            Purchase            1,000             1.190
07/16/97            Purchase            3,500             1.375
07/16/97            Purchase            1,000             1.438
07/18/97            Purchase            2,500             1.380
07/24/97            Purchase            1,500             1.188
07/24/97            Purchase            1,000             1.250
07/25/97            Purchase            7,000             1.250
07/25/97            Purchase            2,500             1.313
07/25/97            Purchase            1,100             1.375
07/25/97            Purchase              400             1.313
07/25/97            Purchase            2,500             1.380
07/29/97            Purchase            1,000             1.380
07/29/97            Purchase            1,000             1.380
07/29/97            Purchase            1,500             1.500
07/29/97            Purchase            2,000             1.800

CUSIP No. 69475 41 02          SCHEDULE 13D              Exhibit C- Page 2
__________________________________________________________________________
  DATE OF             TYPE OF           AMOUNT OF         PRICE
TRANSACTION         TRANSACTION        SECURITIES       PER SHARE

07/30/97            Purchase            1,500             1.375
08/04/97            Purchase            1,500             1.940
08/06/97            Purchase            1,000             1.938
08/06/97            Purchase            1,000             1.938
08/07/97            Purchase            1,000             1.813
08/07/97            Purchase            2,500             1.875
08/07/97            Sale                9,500             1.940
08/08/97            Purchase            3,500             1.875
08/08/97            Purchase            2,500             2.000
08/08/97            Sale               28,300             2.000
08/11/97            Purchase            1,500             1.9375
08/11/97            Purchase            1,000             1.938
08/11/97            Purchase              500             1.875
08/11/97            Purchase            1,500             1.940
08/11/97            Purchase            5,500             1.780
08/11/97            Purchase            2,000             1.880
08/12/97            Purchase            1,500             1.875
08/12/97            Purchase            1,000             2.000
08/12/97            Purchase            1,000             1.940

CUSIP No. 69475 41 02          SCHEDULE 13D                      Exhibit D
__________________________________________________________________________

For the period of time 60 days prior to the reporting event through the date of the reporting event, the Reporting Person effected the following open market purchases of shares of Common Stock through his brokers:

  DATE OF           TYPE OF             AMOUNT OF         PRICE
TRANSACTION        TRANSACTION          SECURITIES      PER SHARE

04/14/97            Purchase            1,500             1.190
04/15/97            Purchase            1,500             1.190
04/15/97            Purchase            1,000             1.130
04/17/97            Purchase            1,000             1.130
04/21/97            Purchase            1,000             1.060
04/21/97            Purchase            1,500             1.130
05/01/97            Purchase            1,500             1.060
05/02/97            Purchase            2,000             1.060
05/05/97            Purchase            1,000             1.130
05/08/97            Purchase            1,500             1.130
05/08/97            Purchase            1,500             1.130
05/09/97            Purchase            1,500             1.190
05/09/97            Purchase            2,000             1.188
05/09/97            Purchase              500             1.188
05/09/97            Purchase            2,000             1.125
05/20/97            Purchase            1,000             1.190
05/22/97            Purchase            1,500             1.190
05/22/97            Purchase            1,500             1.250
05/23/97            Purchase            2,000             1.250
05/27/97            Purchase            2,500             1.250
05/27/97            Purchase            1,000             1.310
05/28/97            Purchase            1,500             1.313
05/28/97            Purchase            1,500             1.310
05/28/97            Purchase            1,500             1.250
05/29/97            Purchase            1,000             1.250
05/30/97            Purchase            1,000             1.250
06/03/97            Purchase            1,500             1.313
06/03/97            Purchase            1,000             1.313
06/03/97            Purchase            1,500             1.250
06/03/97            Purchase            1,500             1.250
06/04/97            Purchase            1,000             1.500
06/06/97            Purchase            2,500             1.500
06/10/97            Purchase            1,000             1.500
06/10/97            Purchase            2,000             1.500
06/10/97            Purchase            1,000             1.438
06/10/97            Purchase            1,500             1.500
06/10/97            Purchase            1,500             1.500
06/10/97            Purchase            1,500             1.440
06/10/97            Purchase            3,500             1.500
06/10/97            Purchase            1,000             1.310